Exhibit (a)(1)(A)

BIRKS & MAYORS INC.

OFFER TO AMEND

CERTAIN OUTSTANDING OPTIONS

This document constitutes part of the prospectus relating to securities that have been registered under the Securities Act of 1933, as amended. The prospectus relates to the Henry Birks & Sons Inc. Employee Stock Option Plan effective as of May 1, 1997 and amended as of June 20, 2000 and the Mayor’s Jewelers, Inc. 1991 Amended Stock Option Plan.

MARCH 18, 2010

BIRKS & MAYORS INC.

Offer to Amend Certain Outstanding Options

This offer and its withdrawal rights will expire at 5:00 p.m., Eastern Standard Time, on April 16, 2010, unless we extend the offer

Birks & Mayors Inc. (“Birks,” “we,” or “us”) is offering you the opportunity to have certain of your outstanding options to purchase our Class A voting shares amended. The amended options will have the same terms as the current options except that they:

•	will have a lower exercise price;

•	will be exercisable for a lesser number of our Class A voting shares;

•	will have a new ten-year term; and

•

will be subject to different terms in the event of a Change in Control or a Going-Private Transaction, as such terms are defined below, or a liquidation or dissolution of Birks, as described in this Offer to Amend.

You can participate in this offer only if you are an eligible employee and you hold eligible options. You are an “eligible employee” if:

•	you are an employee of Birks, Mayors or their respective subsidiaries;

•	you hold eligible options through the date this offer expires; and

•	you remain an employee of Birks, Mayors or their respective subsidiaries through the date this offer expires and the date your options are amended.

Your options are “eligible options” if:

•	the options were granted under the Henry Birks & Sons Inc. Employee Stock Option Plan or the Mayor’s Jewelers, Inc. 1991 Amended Stock Option Plan, which we refer to as the “Plans;”

•	the options have an exercise price per share greater than $4.00 (in the currency in which such options were granted); and

•	the options are outstanding as of the date this offer expires.

The amended options will have a per-share exercise price equal to the greater of US$1.00 or the closing sale price of our Class A voting shares plus 7% on the date this offer expires, which we expect to be April 16, 2010, unless we extend the offer. The number of Class A voting shares that you can acquire upon exercise of the amended options will depend on the number and exercise price of the eligible options that you elect to have amended, as described in this Offer to Amend.

The amended options will have a new ten-year term commencing on the date the options are amended, which we expect to be the date this offer expires (but after the expiration of the offer). There will be no change in the vesting schedule of your amended options from that of your eligible options before the amendment.

The amended options will be subject to different terms in the event of a Change in Control, Going-Private Transaction, or a liquidation or dissolution of Birks, as described in this Offer to Amend.

We are not amending the Plans pursuant to this offer. Participation in this offer is voluntary. If you do not participate, your options will not be amended. Your participation in this offer and the amendment of your options does not provide any guarantee or promise of continued service with Birks, Mayors or their respective subsidiaries.

Our Class A voting shares are traded on the NYSE Amex LLC (the “NYSE Amex”) under the symbol “BMJ.” On March 16, 2010, there were 3,672,407 Class A voting shares outstanding, and the closing price of our Class A voting shares was US$0.70 per share. You should evaluate current market quotes for our Class A voting shares, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 15 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a completed Election Form via hand delivery, fax or email on or before 5:00 p.m., Eastern Standard Time, on April 16, 2010, to:

Hélène Delaney

Birks & Mayors Inc.

1240 Phillips Square

Montréal, Québec

Canada

H3B 3H4

Email: hdelaney@birksandmayors.com

Fax: (514) 397-2537

The delivery of all documents is at your own risk. Only responses that are complete, signed and actually received by Birks by the deadline will be accepted. Birks intends to confirm the receipt of your Election Form by email within two (2) Québec business days if you submitted your Election form by fax or email. Birks will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, it is your responsibility to confirm that we have received your Election Form. As noted above, responses must be submitted by hand delivery, fax or email. Responses submitted by any other means, including inter-office, U.S. mail (or other post) and FedEx (or similar delivery service), are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or Canadian provincial securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer to Miranda Melfi by telephone at (514) 397-2509 or email at mmelfi@birksandmayors.com. You should direct requests for additional copies of this Offer to Amend and the other offer documents to Hélène Delaney by telephone at (514) 397-2573 or email at hdelaney@birksandmayors.com.

We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making this offer in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		1

RISKS OF PARTICIPATING IN THE OFFER		15

FORWARD LOOKING STATEMENTS		16

THE OFFER		17

1. Eligibility		17

2. Number of options; expiration date		17

3. Purpose of the offer		18

4. Procedures for electing to amend options		19

5. Withdrawal rights and change of election		21

6. Acceptance of options for amendment		22

7. Conditions of the offer		23

8. Price range of Class A voting shares underlying the options		25

9. Source and amount of consideration; terms of amended options		25

10. Information concerning Birks		30

11. Interests of directors, executive officers and controlling persons; transactions and arrangements concerning the options		31

12. Accounting consequences of the offer		32

13. Legal matters; regulatory approvals		32

14. Material U.S. federal income tax consequences		33

15. Extension of offer; termination; amendment		33

16. Fees and expenses		34

17. Additional information		34

18. Financial statements		35

19. Miscellaneous		35

SCHEDULE A	INFORMATION CONCERNING THE EXECUTIVE OFFICERS, DIRECTORS AND CONTROLLING PERSONS OF BIRKS & MAYORS INC.	A-1

SCHEDULE B	SUMMARY FINANCIAL STATEMENTS OF BIRKS & MAYORS INC.	B-1

SCHEDULE C	A GUIDE TO ISSUES FOR CANADIAN EMPLOYEES	C-1

i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this Offer to Amend, the accompanying email from Thomas A. Andruskevich, our President and Chief Executive Officer, dated March 18, 2010, and the Election Form, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

Terms Used in This Offer

•	“1991 Plan” refers to the Mayor’s Jewelers, Inc. 1991 Amended Stock Option Plan.

•	“1997 Plan” refers to the Henry Birks & Sons Inc. Employee Stock Option Plan effective as of May 1, 1997 and amended as of June 20, 2000.

•	“amended options” refers to all eligible options that are amended pursuant to this offer.

•

“amendment date” refers to the date when options will be amended and which will occur after the offer expires. The amendment date will be the same U.S. calendar date as the expiration date, which is expected to be April 16, 2010. If the expiration date of the offer is extended, then the amendment date similarly will be delayed.

•	“Birks,” “we,” “our,” or “us” refers to Birks & Mayors Inc.

•

“business day” means any day other than a Saturday, Sunday or a legal holiday in the United States or Québec, Canada, as applicable, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

•	“Change in Control” means the happening of any one of the following:

•

When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than us, a Subsidiary, or one of our or a Subsidiary’s employee benefit plans, including any trustee of such plan acting as trustee, or any person or affiliate of such person who beneficially owned on the amendment date, securities of Birks representing 50 percent or more of the combined voting power of Birks), is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Birks representing 50 percent or more of the combined voting power of Birks’ then outstanding securities (provided, however, that a Change in Control shall not result from the transfer of securities of Birks by any individual (the “Transferor”) to any Family Member of a holder of an amended option, or to a trust in which the Transferor and his or her Family Members own more than 50 percent of the beneficial interests or to an entity in which the Transferor and his or her Family Members own more than 50 percent of the combined voting power); or

•

The closing of the sale of all or substantially all of our assets or the merger of Birks with or into another corporation; provided, however, that a sale of assets to, or a merger with or into any person that beneficially owns on the amendment date, securities of Birks representing 50% or more of the combined voting power of Birks, or a sale of assets to or merger with or into any affiliate of such person, shall not constitute a Change in Control.

•	“Change in Control Price” means, as determined by our board of directors,

•

the highest Fair Market Value of a Class A voting share within the 60-day period immediately preceding the date of determination of the Change in Control Price by our board of directors (the “60-Day Period”), or

•

the highest price paid or offered per Class A voting share, as determined by our board of directors, in any bona fide transaction or bona fide offer related to the Change in Control of Birks, at any time within the 60-Day Period, or

•	some lower price as our board of directors, in its discretion, determines to be a reasonable estimate of the Fair Market Value of a Class A voting share.

•

“eligible employees” refers to all employees of Birks, Mayors and their respective subsidiaries at the commencement of this offer, who remain employees of Birks, Mayors or their respective subsidiaries, as applicable, through the expiration of the offer and the amendment date.

•

“eligible options” refers to the outstanding and unexercised stock options to purchase our Class A voting shares that were granted under one of the Plans, with an exercise price per share greater than $4.00 (in the currency in which such options were granted), that remain outstanding as of the expiration of this offer.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“executive officers” refers to those officers of Birks listed on Schedule A to this Offer to Amend, who are officers for purposes of Section 16 of the Exchange Act.

•

the “expiration date” refers to the date that this offer expires. We expect that the expiration date will be April 16, 2010, at 5:00 p.m., Eastern Standard Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“Fair Market Value” means, as of any date, the value of a Class A voting share determined as follows:

•

If the Class A voting shares are listed on an established stock exchange or a national market system, the Fair Market Value of a Class A voting share shall be the closing sales price for such a Class A voting share as quoted on such system or exchange (or the exchange with the greatest volume of trading in Class A voting shares) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the administrator deems reliable;

•

If the Class A voting shares are not quoted on the NYSE Amex but are quoted on the NASDAQ System (but not on the National Market System thereof) or are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Class A voting share shall be the mean between the high bid and low asked prices for the Class A voting shares on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the administrator deems reliable;

•

In the absence of an established market for the Class A voting shares, the Fair Market Value of a Class A voting share shall be determined in good faith by the administrator of the particular Plan based on the most recent available valuation of an independent appraiser obtained by Birks.

•

“Family Member” refers to a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

•	“Going-Private Transaction” refers to either of the following.

•	A Rule 13-e-3 Transaction; or

•

We (i) delist our Class A voting shares from the NYSE Amex or they cease to be authorized to be quoted in an automated quotations system operated by a national securities association, (ii) terminate our registration under Section 12(g)(4) of the Exchange Act and (iii) suspend our obligation to file reports pursuant to Section 15(d) of the Exchange Act.

•	“Mayors” refers to our subsidiary, Mayor’s Jewelers, Inc.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period commenced on March 18, 2010, and we expect this period to end at 5:00 p.m., Eastern Standard Time, on April 16, 2010.

•	“Offer to Amend” refers to this Offer to Amend Certain Outstanding Options.

•	“Rule 13e-3 Transaction” refers to any transaction or series of transactions set forth in Rule 13e-3 of the Exchange Act.

•

“Subsidiary” refers to a corporation, domestic or foreign, of which not less than 50 percent of the total combined voting power of all classes of stock is held, directly or indirectly, by Birks, whether or not such corporation existed at the time the Plan was adopted or was thereafter organized or acquired, whether directly or indirectly, by Birks.

•	“Plans” refers to the 1997 Plan and the 1991 Plan. Each is referred to as a “Plan.”

The answers to the following questions include references to other sections in this Offer to Amend that contain a more complete description of these topics.

Q1.	Why is Birks making this offer?

We believe that this offer will motivate and foster retention of our valuable employees and allow additional options to become available for issuance under our Long-Term Incentive Plan to ensure that Birks has adequate long-term incentive equity compensation to attract and retain key employees.

Like many other companies in the retail jewelry industry, our stock price has experienced significant volatility and decline over the past few years due in large part to the continued weak economy and overall weakness in the capital markets. Further, as of March 17, 2010, 100% of the employees of Birks, Mayors and their respective subsidiaries that hold stock options, hold stock options that have exercise prices that are higher than the current market price of our Class A voting shares. These options are commonly referred to as being “underwater.” As a result, our equity incentive program does not provide the retention or incentive value it is intended to provide. The weighted average exercise price of options held by the employees of Birks, Mayors and their respective subsidiaries was US$19.32, as compared to a US$0.70 closing price on March 16, 2010 for our Class A voting shares. At the same time, the market for key employees remains extremely competitive, notwithstanding the current economy. By making this offer, we intend to provide eligible employees with the opportunity to own amended options that over time may have a greater potential to increase in value.

(See Section 3)

Q2.	Who may participate in this offer?

You may participate in this offer with respect to your eligible options if you are an eligible employee. You are an “eligible employee” if you are an employee of Birks, Mayors or their respective subsidiaries at the commencement of this offer and you remain an employee of Birks, Mayors or their respective subsidiaries, as applicable, through the expiration of the offer and the amendment date. Our directors may not participate in this offer.

(See Section 1)

Q3.	Which options are eligible for amendment?

Options to purchase Class A voting shares are considered eligible awards under this offer only if each of the following conditions is met:

•	The options were granted under the Plans;

•	The options have an exercise price per share greater than $4.00 (in the currency in which such options were granted); and

•	The options are outstanding as of the date this offer expires.

To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. This schedule will list your outstanding option grants that are eligible options, the grant date of your eligible options, the exercise price of your eligible options, and the number of Class A voting shares subject to your eligible options.

(See Section 2)

If you hold an option that expires after the commencement of this offer but before the expiration of this offer, that particular option is not eligible for amendment. As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for amendment, and such options will continue to be governed by their original terms.

Q4.	What if I exercise my options before the expiration of this offer?

To be eligible, options must be outstanding as of the expiration date of this offer. For example, if a particular option expires or is exercised after commencement of the offer, but before the expiration date of this offer, the particular option is not eligible for amendment.

(See Section 2)

Q5.	Are there circumstances under which my options will not be amended?

Yes. If, for any reason, you are no longer an employee of Birks, Mayors or their respective subsidiaries as of the amendment date, you will not receive any amended options. If you are an employee of Birks, Mayors or any of their subsidiaries, your employment will be unaffected regardless of your participation in the offer and can be terminated by you, Birks, Mayors or any of their subsidiaries, as applicable, at any time, with or without cause or notice (unless otherwise set forth in an agreement between you and Birks, Mayors or any of its subsidiaries, as applicable).

(See Section 1)

In addition, we will not amend your options if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending your options as a result of changes in SEC or NYSE Amex rules. We do not anticipate any such prohibitions at this time. (See Section 13).

Q6.	How do I participate in this offer?

If you are an eligible employee, on the commencement of the offer you will receive an email from Thomas A. Andruskevich, our President and Chief Executive Officer, dated March 18, 2010, announcing this offer. If you wish to participate in this offer, you must do the following on or before 5:00 p.m., Eastern Standard Time, on April 16, 2010:

1.	Properly complete, sign and date the attached Election Form.

2.	Deliver the completed, signed and dated Election Form to Hélène Delaney by hand delivery to 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, via fax at (514) 397-2537, or via email at hdelaney@birksandmayors.com with the completed, signed and dated Election Form attached to your email.

You should note that if you elect to amend any eligible option in this offer, you must elect to amend all Class A voting shares subject to that grant of eligible options. If you hold more than one eligible option grant, however, you may elect to amend one or more of such grants of eligible options without having to amend all of your eligible option grants.

This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any elections to amend that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept for amendment and amend all eligible options for which elections to amend have been properly submitted and not properly withdrawn promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will send an email or other communication disclosing the extension no later than 9:00 a.m., Eastern Standard Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including Election Forms, is at your risk. Only responses that are complete, signed and actually received via hand delivery, fax or email by the deadline will be accepted. Responses submitted by any other means, including inter-office or U.S. mail (or other post) and FedEx (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by email within two (2) Québec business days of the receipt of your Election Form if you submitted your Election form by fax or email. Birks will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, it is your responsibility to confirm that we have received your Election Form. If you need to confirm receipt, you may contact Hélène Delaney by telephone at (514) 397-2573 or email at hdelaney@birksandmayors.com.

(See Section 4)

Q7.	Am I required to participate in this offer?

No. Participation in this offer is completely voluntary. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with a schedule listing all of your eligible options.

(See Section 2)

Q8.	Will the terms and conditions of my amended options be the same as my original options?

The terms of your amended options will not change except that the amended options will have:

•	a lower exercise price;

•	will be exercisable for a lesser number of our Class A voting shares;

•	will have a new ten-year term;

•

and will be subject to different terms in the event of a Change in Control, a Going-Private Transaction, or a liquidation or dissolution of Birks, as described in this Offer to Amend (See Q13 through Q17 for further details).

The amended options will be subject to an amended option agreement between you and Birks, as well as the terms and conditions of the same Plans under which they were originally granted. The forms of amended option agreements are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Amend has been filed and is available on the SEC’s website at www.sec.gov.

(See Section 9)

Q9.	What will be the exercise price of my amended options?

The exercise price per share of all amended options will be equal to the greater of US$1.00 or the closing sale price of our Class A voting shares as reported on the NYSE Amex plus 7% on the amendment date, which is expected to be April 16, 2010. We cannot predict the exercise price of the amended options.

(See Section 9)

Q10.	Will the number of Class A voting shares that I can acquire upon exercise of my options change if I participate in this offer?

Yes. The amended options will be exercisable for a lesser number of our Class A voting shares than the original options. The number of Class A voting shares underlying the amended options will be determined on the basis of an exchange ratio applied to the amended options on a grant-by-grant basis. The number of Class A voting shares underlying the amended options will depend on the per-share exercise price of your eligible options, as follows:

Per-Share Exercise Price of Eligible Options	Exchange Ratio (the number of Class A voting shares underlying your amended options)
$4.01 to $10.00	5 to 1
Over $10.00	20 to 1

Each grant of eligible options submitted for amendment pursuant to the offer will be amended so as to be exercisable for a lesser number of Class A voting shares equal to: (a) the number of our Class A voting shares underlying the original options, divided by (b) the exchange ratio, with any fractional Class A voting shares rounded down to the nearest whole share.

Example 1

For example, if you are an eligible employee and you elect to amend an eligible option to purchase 3,000 Class A voting shares with an exercise price of US$6.00 per share, using an exchange ratio of 5 to 1 on April 16, 2010 (the expected expiration date of the offer), and assuming the closing sales price of our Class A voting shares on that date plus 7% is less than US$1.00, your option would be amended to be exercisable for 600 Class A voting shares with a per-share exercise price of US$1.00. This is equal to 3,000 Class A voting shares divided by 5 (the exchange ratio for an eligible option, in this example, with an exercise price of US$6.00 per share).

Example 2

As another example, if you are an eligible employee and you elect to amend an eligible option to purchase 500 Class A voting shares with an exercise price of US$11.00 per share, using an exchange ratio of 20 to 1 on April 16, 2010 (the expected expiration date of the offer), and assuming the closing sales price of our Class A voting shares on that date plus 7% is less than US$1.00, your option would be amended to be exercisable for 25 Class A voting shares with a per-share exercise price of US$1.00. This is equal to 500 Class A voting shares divided by 20 (the exchange ratio for an eligible option, in this example, with an exercise price of US$11.00 per share).

(See Section 2)

Q11.	When will my amended options vest?

The vesting schedule of your amended options will not change from that of your eligible options prior to the amendment. Therefore, if all of your options have vested, the amended options will be fully vested.

(See Section 9)

Q12.	When will my amended options expire?

Your options will be amended on the amendment date, which currently is expected to be April 16, 2010. Your amended options will have a maximum term to expiration of 10 years from the amendment date. The amended options may expire earlier upon the occurrence of certain events, as set forth in the relevant Plans and option agreements, including for example, your termination of employment or other service with Birks, Mayors or their respective subsidiaries.

(See Section 9)

Q13.	What will happen to my amended options upon a Change in Control of Birks, including a merger or a sale of substantially all of our assets?

The Plans currently provide that if we merge with or into another company and do not survive such merger, or engage in a similar transaction, and your eligible options were granted under:

•	the 1997 Plan - such eligible options will become immediately exercisable in full;

•	the 1991 Plan - such eligible options will terminate, except to the extent that any surviving entity agrees to assume the 1991 Plan or the obligations under any options issued under the 1991 Plan.

If, after your election to amend has been accepted, and your eligible options have been amended, a Change in Control occurs (that is not also a Going-Private Transaction), the administrator, in its sole discretion, will be entitled to take any action that the administrator determines to be fair to you as a holder of amended options. For example, the administrator may:

•	before a Change in Control occurs, provide that all amended options that are outstanding upon the consummation of the Change in Control will be assumed by the corporation succeeding Birks;

•

before a Change in Control occurs, provide that all amended options that are exercisable and vested will be terminated in exchange for a cash payment equal to the Change in Control Price reduced by the exercise price applicable to such amended options; or

•	before a Change in Control occurs, provide that holders of amended options can exercise their amended options.

(See Section 9)

Q14.	What is a Change in Control transaction?

Generally, a Change in Control under the amended options will occur when:

•

Any person (other than Birks, our subsidiary, or one of our or our subsidiaries’ employee benefit plans or any person or affiliate of such person who beneficially owns securities of Birks representing 50% or more of the combined voting power of Birks) acquires, directly or indirectly, securities representing 50% or more of our combined voting power; or

•	We close on the sale of all or substantially all of our assets, or we merge with or into another corporation, in each case, resulting in a Change of Control.

However, a transfer of securities to a Family Member of an amended option, or to a trust or other entity in which the transferor and his Family Members own 50% of the voting power of the trust or other entity, will not be deemed a Change in Control. In addition, a sale of our assets or a merger with or into any person that beneficially owns securities representing 50% or more of our combined voting power will not be deemed a Change in Control.

(See “Terms Used in This Offer” and Section 9)

Q15.	What will happen to my amended options upon Birks engaging in a Going-Private Transaction?

The Plans do not include provisions relating to a Going-Private Transaction. If, after your election to amend has been accepted, and your eligible options have been amended, we engage in a Going-Private Transaction, your amended options will:

•	remain outstanding following such transaction; and

•

will be exercisable for a cash payment instead of Class A voting shares. The cash payment will be equal to the Fair Market Value of the Class A voting shares on the date of exercise reduced by the exercise price applicable to such amended options.

(See Section 9)

Q16.	What is a Going-Private Transaction?

The following will result in a Going Private Transaction:

•

A transaction that is subject to Rule 13e-3 under the Exchange Act. A transaction is subject to Rule 13e-3 if it includes one of the following transactions and the transaction causes us to no longer be listed on a national securities exchange or to have less than 300 stockholders of record:

•	a purchase of our equity securities by us or our affiliates;

•	a tender offer for our equity securities made by us or our affiliates;

•	a solicitation of proxies in connection with:

•	a merger, consolidation, reclassification, recapitalization, reorganization or similar transaction of us or between us and an affiliate;

•	a sale of substantially all of our assets to our affiliates;

•	a reverse stock split of our securities; or

•

We (i) delist our Class A voting shares from the NYSE Amex or they cease to be authorized to be quoted in an automated quotations system operated by a national securities association (ii) terminate our registration under Section 12(g)(4) of the Exchange Act, and (iii) suspend our obligation to file reports pursuant to Section 15(d) of the Exchange Act.

(See “Terms Used in This Offer” and Section 9)

Q17.	What will happen to my amended options upon the liquidation or dissolution of Birks?

The Plans currently provide that if we liquidate or dissolve, and your eligible options were granted under:

•	the 1997 Plan - such eligible options will become immediately exercisable in full;

•	the 1991 Plan - such eligible options will terminate immediately before we dissolve or liquidate.

If Birks proposes to liquidate or dissolve after your election to amend has been accepted, and your eligible options have been amended, your amended options will terminate immediately prior to such liquidation or dissolution. The administrator may, in its sole discretion, declare that your amended options will terminate on a given date and give you the right to exercise your amended options.

(See Section 9)

Q18.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

(See Section 2)

Q19.	Do I have to elect to amend all of my eligible options?

No. You may pick and choose which of your outstanding eligible option grants you wish to amend. This means that you may not elect to amend only some of the Class A voting shares covered by any particular eligible option grant. However, you may elect to amend the entire remaining portion of any eligible option grant that you have partially exercised. The result is that you may elect to amend one or more of your eligible option grants, but you must elect to amend the entire unexercised portion of a given grant or none of the Class A voting shares for that particular grant. For example, if you hold (1) an eligible option to purchase 1,000 Class A voting shares, 700 Class A voting shares of which you have already exercised, (2) an eligible option to purchase 1,000 Class A voting shares, and (3) an eligible option to purchase 2,000 Class A voting shares, you may elect to amend:

•	Your first eligible option grant covering the entire remaining 300 Class A voting shares;

•	Your second eligible option grant covering 1,000 Class A voting shares;

•	Your third eligible option grant covering 2,000 Class A voting shares;

•	Two of your three eligible option grants for the amount of Class A voting shares as described above;

•	All three of your eligible option grants for the amount of Class A voting shares as described above; or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to amend your first eligible option grant with respect to options to purchase only 100 Class A voting shares (or any other partial amount) under that grant or less than all of the Class A voting shares under the second and third eligible option grants.

(See Section 2)

Q20.	When will my amended options be amended?

Your options will be amended on the same U.S. calendar day as the expiration date of this offer (but following the expiration of the offer). We refer to this date as the amendment date. We expect that the amendment date will be April 16, 2010, unless the offer period is extended.

(See Section 6)

Q21.	Once I submit my Election Form to amend my eligible options, is there anything I must do to receive the amended options?

No. Once you submit your Election Form and options are accepted by us pursuant to the offer, there is nothing that you must do to receive your amended options.

(See Section 1)

Q22.	What happens to my options if I choose not to participate, or if my options are not accepted for amendment?

If we do not receive a properly completed and delivered Election Form from you by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will:

•	remain outstanding until they are exercised or cancelled or expire by their terms;

•	retain their current exercise price;

•	be exercisable for the same number of Class A voting shares;

•	retain their current expiration; and

•	retain all of the other terms and conditions as set forth in the applicable option agreement.

(See Section 6)

Q23.	How does Birks determine whether an Election Form has been properly submitted?

We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any elections to amend. We reserve the right to reject any Election Form that we determine is not in appropriate form. We will accept for amendment and amend all eligible options for which elections to amend have been properly submitted and are not validly withdrawn, subject to the terms of this offer. No election to amend will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form, and we will not incur any liability for failure to give any notice.

(See Section 4)

Q24.	Will I have to pay taxes if I participate in the offer?

If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the amendment. On the amendment date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your amended options, or when you sell the Class A voting shares that you purchased pursuant to the amended options.

(See Section 14)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or resident of Canada, you should refer to Section 14 of this Offer to Amend. If you are a citizen or tax resident or subject to the tax laws of another country or more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you, including, but not limited to, those set forth on Schedule C of this Offer to Amend.

Q25.	Will I receive an amended option agreement?

Yes. The amended options will be subject to an amended option agreement between you and Birks, as well as the terms and conditions of the same Plans under which they were originally granted.

(See Section 9)

The forms of amended option agreements under the Plans are incorporated by reference as exhibits to the Schedule TO with which this Offer to Amend has been filed and is available on the SEC’s website at www.sec.gov.

Q26.	What if we are acquired by another company?

Although we are not anticipating any merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any election, and your eligible options will be treated in accordance with the relevant Plan and option agreement, as applicable. Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and your eligible options will not be amended. If we are acquired prior to the expiration of the offer but we do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer. Under such circumstances, the type of security and the number of shares covered by your amended options would be adjusted based on the consideration per share given to holders of our Class A voting shares in connection with the acquisition. As a result of this adjustment, your amended options may cover more or fewer shares of the acquirer’s common stock than the number of Class A voting shares subject to the eligible options that you elect to amend or than the number you would have received pursuant to the amended options if no acquisition had occurred.

In addition, if another company acquires us or one of our subsidiaries, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of Birks, Mayors or their respective subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the amendment date means that your election to amend eligible options will not be accepted, you will keep your eligible options in accordance with their original terms, and your eligible options will not be amended pursuant to the offer.

If we are acquired after your election to amend has been accepted, and your options have been amended, your amended options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the same Plans under which the corresponding options were originally granted (if granted under a Plan) and your amended option agreement.

(See Section 9)

Q27.	What are the accounting consequences of the offer?

The offer with respect to all eligible options is considered a modification of options amended in the offer for financial reporting purposes. As a result, Birks will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. For example, assuming all outstanding options are amended and the exercise price is US$1.00, Birks would record an incremental compensation expense of approximately US$5,000.

(See Section 12)

Q28.	Are there any conditions to this offer?

Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. If any of these conditions is not satisfied, we will not be obligated to amend your options, though we may waive the conditions and do so at our discretion. Any such waiver will be made with respect to all eligible employees and in a uniform and nondiscriminatory manner.

(See Section 7)

Q29.	If you extend or change the offer, how will you notify me?

If we extend or change this offer, we will send an email or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Standard Time, on the next U.S. business day following either the previously scheduled expiration date or the day we change the offer, as applicable.

(See Section 15)

Q30.	Can I change my mind and withdraw from this offer?

Yes, but only if you withdraw from this offer before it expires. You may change your mind after you have submitted an Election Form and withdraw your election with respect to some or all of your eligible options from the offer at any time before the expiration date (expected to be April 16, 2010). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date. The exception to this rule is if we have not accepted your elections to amend by 12:00 midnight, Eastern Standard Time, on May 13, 2010, you may withdraw your election at any time thereafter up to such time as Birks does accept your election.

(See Section 5)

Q31.	Can I change my mind about which eligible options I want to amend?

Yes. You may change your mind after you have submitted an Election Form and change the options you elect to amend at any time before the expiration date by submitting a new Election Form as described under Question and Answer 32. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to amend additional eligible option grants, fewer eligible option grants, all of your eligible option grants, or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date. Please be sure that any completed and new Election Form you submit includes all of the eligible option grants with respect to which you want to accept this offer and is clearly dated after your last-submitted Election Form.

(See Sections 4 and 5)

Q32.	How do I change my election and add or withdraw some or all of my eligible options?

To change an election you previously made with respect to some or all of your eligible options, you must do the following before the expiration date:

1.	Properly complete, sign and date the attached Election Form. Since the new Election Form will replace any previously submitted Election Forms, make sure that the new Election Form includes all of the eligible option grants with respect to which you want to accept this offer. Alternatively, if you wish to withdraw all of your eligible option grants from participation in the offer, select the appropriate box indicating your withdrawal with respect to all of your eligible option grants.

2.	Deliver the completed, signed and dated Election Form to Hélène Delaney by hand delivery to 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, via fax at (514) 397-2537, or via email at hdelaney@birksandmayors.com with the completed, signed and dated Election Form attached to your email.

The delivery of all Election Forms is at your risk. Birks intends to confirm the receipt of your Election Form by email within two (2) Québec business days if you submitted your Election form by fax or email. Birks will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, we recommend that you confirm that we have received your Election Form. If you need to confirm receipt, you may contact Hélène Delaney by telephone at (514) 397-2573 or by email at hdelaney@birksandmayors.com.

Only Election Forms that are complete, signed, dated and actually received by Hélène Delaney by the deadline will be accepted. Election Forms may be submitted only via hand delivery, fax or email to Hélène Delaney. Election Forms submitted by any other means, including inter-office or U.S. mail (or other post) and FedEx (or similar delivery service), are not permitted.

(Section 5)

Q33.	What if I withdraw my election and then decide again that I want to participate in this offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed Election Form accepting the offer before the expiration date, in accordance with the procedures described in Question and Answer 32.

(See Section 4)

Q34.	How will Birks confirm that my Election Form or resubmission has been received?

We intend to confirm the receipt of your Election Form by email within two (2) Québec business days of the receipt of your Election Form if you submitted your Election Form by fax or email. Birks will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, you must confirm that we have received your Election Form. If you need to confirm receipt, you may contact Hélène Delaney by telephone at (514) 397-2573 or by email at hdelaney@birksandmayors.com.

(See Section 4)

Q35.	Are you making any recommendation as to whether I should elect to have my eligible options amended?

No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to amend your eligible options in this offer will be a challenging one for many eligible employees. The program does carry risk (see “Risks of Participating in the Offer” on page 15 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the amended options. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.

(See Section 3)

Q36.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options or any other rights to you or anyone else.

(See Section 1)

Q37.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

You should direct questions about this offer to Miranda Melfi by telephone at (514) 397-2509 or email at mmelfi@birksandmayors.com. You should direct requests for additional copies of this Offer to Amend and the other offer documents to Hélène Delaney by telephone at (514) 397-2573 or email at hdelaney@birksandmayors.com.

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 20-F for the fiscal year ended March 28, 2009, as filed with the SEC, which is incorporated by reference, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the U.S. and Canada, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

Risks Specific to this Offer

If the price of our Class A voting shares increases after the date on which your options are amended, your original options might be worth more than the amended options.

It is possible that, at some point in the future, your original options would have been economically more valuable than the amended options. For example, if you amend an option for 1,000 Class A voting shares with an exercise price of US$4.50, your amended options would be exercisable for 200 Class A voting shares. Assume, for illustrative purposes only, that the exercise price of your amended options is US$1.00 per share and three years after the amendment date the price of our Class A voting shares has increased to US$7.00 per share. Under this example, if you had not amended your original options and sold the underlying Class A voting shares at US$7.00 per share, you would have realized a pre-tax gain of US$2,500, but, if you elected to amend your options and sold the Class A voting shares subject to the amended options, you would realize only a pre-tax gain of US$1,200.

You may be exposed to currency exchange risk depending on the exchange rate at the time you exercise your options.

The new exercise price for your options will be in U.S. dollars. If your exercise price was in Canadian dollars prior to the amendment, you could be subject to currency exchange risk if there is any fluctuation in the foreign currency exchange rates at the time you exercise your options.

The amended options will contain new provisions that give the administrator of the Plans more flexibility in the event of a Change in Control, which could adversely affect your rights under the options.

The amended options provide that in the event of a Change in Control, the administrator has discretion to take any action that it determines appropriate. While the amended options include actions that could be taken by the administrator upon a Change in Control, the administrator is not required to take such actions, and could take such other actions that it determines in its sole discretion to be appropriate, which could adversely affect your rights under the options.

If you do not participate in the offer and we engage in a Going Private transaction, you will not be entitled to receive cash upon exercise of your options and you may have difficulty in selling the shares you receive upon exercise of your options.

Your amended options will be exercisable for cash instead of Class A voting shares in the event of a Going Private Transaction. Following a Going Private Transaction, we will no longer be a reporting company with the SEC and our stock will no longer be listed on a securities exchange. If you do not participate in the offer, and your options are not amended, following a Going Private Transaction, your options will continue to be exercisable for Class A voting shares. However, following a Going Private Transaction, our Class A voting shares will not be listed on an exchange, and as a result, trading in the shares will be limited, the market price of the shares may be depressed, and you may find it more difficult to sell the shares.

Tax-Related Risks

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

FORWARD LOOKING STATEMENTS

This Offer to Amend and the documents incorporated by reference contain “forward-looking statements” which can be identified by their use of words like “plans,” “expects,” “believes,” “will,” “anticipates,” “intends,” “projects,” “estimates,” “could,” “would,” “may,” “planned,” “goal,” and other words of similar meaning. All statements that address expectations, possibilities or projections about the future, including, without limitation, statements about our strategies for growth, expansion plans, sources or adequacy of capital, expenditures and financial results are forward-looking statements.

You must carefully consider such statements and understand that many factors could cause actual results to differ from the forward-looking statements, such as inaccurate assumptions and other risks and uncertainties, some known and some unknown. No forward-looking statement is guaranteed, and actual results may vary materially. Such statements are made as of the date provided, and we assume no obligation to update any forward-looking statements to reflect future developments or circumstances, except as required by law.

You should carefully evaluate such statements by referring to the factors described in our filings with the SEC, especially on Forms 20-F and 6-K.

For a further description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see “Risks of Participating in this Offer.” Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements.

You should read this Offer to Amend completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All written or oral forward-looking statements attributable to us are expressly qualified by these cautionary statements.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of Birks, Mayors or their respective subsidiaries as of the date of this offer and you remain an employee of Birks, Mayors or their respective subsidiaries, as applicable, through the expiration of the offer and the date on which the options are amended. Our executive officers are listed on Schedule A of this Offer to Amend.

To be eligible to have your options amended, you must remain an eligible employee through the amendment date. If you do not remain an eligible employee through the amendment date, you will keep your current eligible options, and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the amendment date is expected to be April 16, 2010. If you are an employee of Birks, Mayors or any its subsidiaries, your employment will be unaffected regardless of your participation in the offer and can be terminated by you, Birks, Mayors or any of its subsidiaries, as applicable, at any time, with or without cause or notice (unless otherwise set forth in an agreement between you and Birks, Mayors or any of its subsidiaries, as applicable). Your election to participate or not to participate in the offer will not have any effect on our making future grants of options or any other rights to you or anyone else.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment certain outstanding, unexercised options that are held by eligible employees and that are properly elected to be amended, and are not validly withdrawn, before the expiration date. Options eligible under this offer include options that are outstanding as of the expiration of the offer and were granted under one of the Plans, with an exercise price per share greater than $4.00 (in the currency in which such options were granted) for eligible employees. If a particular grant of options expires or is exercised after commencement of the offer but before the expiration date, that particular grant is not eligible for amendment.

To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. This schedule will list your outstanding option grants that are eligible options, the grant date of your eligible options, the exercise price of your eligible options, and the number of Class A voting shares subject to your eligible options.

You may choose which of your eligible options you wish to elect to have amended, but each grant of options that you elect to amend must be for the entire portion that is outstanding and unexercised. However, you may elect to amend the remaining portion of an option grant that you have partially exercised. As a result, you may elect to amend only certain eligible option grants, but you must elect to amend the entire unexercised portion of a given grant or none of the options for that particular grant.

For example, if you hold (1) an eligible option to purchase 1,000 Class A voting shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 Class A voting shares, and (3) an eligible option to purchase 2,000 Class A voting shares, you may elect to amend:

•	Your first eligible option grant covering the entire remaining portion of 300 Class A voting shares;

•	Your second eligible option grant covering 1,000 Class A voting shares;

•	Your third eligible option grant covering 2,000 Class A voting shares;

•	Two of your three eligible option grants for the amount of Class A voting shares as described above;

•	All three of your eligible option grants for the amount of Class A voting shares as described above; or

•	None of your eligible option grants.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

The amended options will be exercisable for a lesser number of our Class A voting shares than the original options. The number of Class A voting shares underlying the amended options will be determined on the basis of an exchange ratio applied to options on a grant-by-grant basis. The number of Class A voting shares underlying the amended options will depend on the per-share exercise price of your original options, as follows:

Per-Share Exercise Price of Eligible Options	Exchange Ratio (the number of Class A voting shares underlying your amended options)
$4.01 to $10.00	5 to 1
Over $10.00	20 to 1

Each grant of eligible options submitted for amendment pursuant to the offer will be amended so as to be exercisable for a lesser number of Class A voting shares equal to: (a) the number of our Class A voting shares underlying the original options, divided by (b) the exchange ratio, with any fractional Class A voting shares rounded down to the nearest whole share.

Example 1

For example, if you are an eligible employee and you elect to amend an eligible option to purchase 3,000 Class A voting shares with an exercise price of US$6.00 per share, using an exchange ratio of 5 to 1 on April 16, 2010 (the expected expiration date of the offer), and assuming the closing sales price of our Class A voting shares on that date is less than US$1.00, your option would be amended to be exercisable for 600 Class A voting shares with a per-share exercise price of US$1.00. This is equal to 3,000 Class A voting shares divided by 5 (the exchange ratio for an eligible option, in this example, with an exercise price of US$6.00 per share).

Example 2

As another example, if you are an eligible employee and you elect to amend an eligible option to purchase 500 Class A voting shares with an exercise price of US$11.00 per share, using an exchange ratio of 20 to 1 on April 16, 2010 (the expected expiration date of the offer), and assuming the closing sales price of our Class A voting shares on that date plus 7% is less than US$1.00, your option would be amended to be exercisable for 25 Class A voting shares with a per-share exercise price of US$1.00. This is equal to 500 Class A voting shares divided by 20 (the exchange ratio for an eligible option, in this example, with an exercise price of US$11.00 per share).

The amended options will be subject to an amended option agreement between you and Birks, as well as the terms and conditions of the same Plans under which they were originally granted. The forms of amended option agreements are incorporated by reference as exhibits to the Schedule TO with which this Offer to Amend has been filed and is available on the SEC’s website at www.sec.gov.

The expiration date for this offer will be 5:00 p.m., Eastern Standard Time, on April 16, 2010, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate, and amend the offer.

3.	Purpose of the offer.

We believe that this offer will motivate and foster retention of our valuable employees and allow additional options to become available for issuance under our Long-Term Incentive Plan to ensure that Birks has adequate long-term incentive equity compensation to attract and retain key employees.

Like many other companies in the retail jewelry industry, our stock price has experienced significant volatility and decline over the past few years due in large part to the continued weak economy and overall weakness in the capital markets. Further, as of March 17, 2010, 100% of the employees of Birks, Mayors and their respective subsidiaries that hold stock options, hold stock options that have exercise prices that are higher than the current market price of our Class A voting shares. These options are commonly referred to as being “underwater.” As a result, our equity incentive program does not provide the retention or incentive value it is intended to provide. The weighted average exercise price of options held by the employees of Birks, Mayors and their respective subsidiaries was US$19.32, as compared to a US$0.70 closing price on March 16, 2010 for our Class A voting shares. At the same time, the market for key employees remains extremely competitive, notwithstanding the current economy. By making this offer, we intend to provide eligible employees with the opportunity to own amended options that over time may have a greater potential to increase in value.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Birks;

•	Any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our Class A voting shares being delisted from the NYSE Amex or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	Any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of additional securities of Birks, or the disposition of securities of Birks; or

•	Any changes in our articles of amalgamation, by-laws or other governing instruments, or any actions that could impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to amend options.

Proper election to amend options.

If you are an eligible employee, you will receive on the commencement of the offer an email from Thomas A. Andruskevich, our President and Chief Executive Officer, dated March 18, 2010, announcing this offer.

Participation in this offer is voluntary. If you choose to participate in the offer, you must do the following on or before 5:00 p.m., Eastern Standard Time, on April 16, 2010:

1.	Properly complete, sign and date the attached Election Form.

2.	Deliver the completed, signed and dated Election Form to Hélène Delaney by hand delivery to 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, via fax at (514) 397-2537, or via email at hdelaney@birksandmayors.com with the completed, signed and dated Election Form attached to your email.

We must receive your properly completed, signed and dated Election Form before the expiration date. The expiration date will be 5:00 p.m., Eastern Standard Time, on April 16, 2010, unless we extend the offer.

Participation in this offer is completely voluntary. If you participate in this offer, you can decide which of your eligible option grants you wish to amend.

To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. This schedule will list your outstanding option grants that are eligible options, the grant date of your eligible options, the exercise price of your eligible options, and the number of Class A voting shares subject to your eligible options.

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Standard Time, on April 16, 2010, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your election to amend by 12:00 midnight, Eastern Standard Time, on May 13, 2010, you may withdraw your election at any time thereafter up to such time as Birks does accept your election.

You may change your mind after you have submitted an Election Form and withdraw your election from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date. You also may change your mind about which of your eligible option grants you wish to have amended. If you wish to include more or less eligible option grants in your election, you must complete and submit a new Election Form before the expiration date by following the procedures described above. This new Election Form must be properly completed, signed and dated after any prior Election Forms you have submitted and must list all eligible option grants you wish to have amended. Any prior Election Form will be disregarded. If you wish to withdraw some or all of the eligible options you elected for amendment, you may do so at any time before the expiration date by following the procedures described in Section 5.

The delivery of all documents, including Election Forms, is at your risk. Only documents that are complete, signed, dated and actually received via hand delivery, fax or email by Birks by the deadline will be accepted. Documents submitted by any other means, including inter-office or U.S. mail (or other post) and FedEx (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by email within two (2) Québec business days of the receipt of your Election Form if you submitted your Election Form by fax or email. Birks will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, you must confirm that we have received your Election Form.

This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any elections to amend that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept for amendment and amend all eligible options for which elections to amend have been properly submitted and not properly withdrawn promptly after the expiration of this offer.

Our receipt of your Election Form is not by itself an acceptance of your elections to amend. For purposes of this offer, we will be deemed to have accepted elections to amend that are validly submitted and not properly withdrawn as of when we give oral or written notice to the eligible employees generally of our acceptance for amendment of such options. We may issue this notice of acceptance by email or other form of communication. Options accepted for amendment will be amended on the amendment date (but following expiration of the offer), which we presently expect will be April 16, 2010.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of elections to amend. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any Election Form that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept for amendment and amend all eligible options for which elections to amend have been properly submitted and are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any Election Form with respect to any options or for any particular holder; provided that if we grant any such waiver, it will be granted with respect to all holders and eligible options. No election to amend will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to amend eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance and amendment of your eligible options will constitute a binding agreement between Birks and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this offer, only in accordance with the provisions of this section.

You may change an election you previously made with respect to some or all of your eligible options at any time before the expiration date, which is expected to be 5:00 p.m., Eastern Standard Time, on April 16, 2010. If we extend the offer, you may withdraw your eligible options at any time until the extended expiration date.

In addition, although we intend to accept for amendment and amend all eligible options for which elections to amend have been properly submitted and not properly withdrawn promptly after the expiration of this offer, if we have not accepted your election by 12:00 midnight, Eastern Standard Time, on May 13, 2010, you may withdraw your eligible options at any time thereafter up to such time as Birks does accept your election.

To change an election you previously made with respect to some or all of your eligible options, including an election to withdraw your election with respect to all of your eligible options from this offer, you must deliver a valid Election Form indicating only the eligible options you wish to amend in the offer or a valid Election Form indicating that you reject the offer with respect to all of your eligible options, while you still have the right to withdraw the eligible options.

To withdraw your election with respect to all of your eligible options, you must do the following before the expiration date:

1.	Properly complete, sign and date the attached Election Form. Since the new Election Form will replace any previously submitted Election Forms, make sure that the new Election Form includes all of the eligible option grants with respect to which you want to accept this offer. Alternatively, if you wish to withdraw all of your eligible option grants from participation in the offer, select the appropriate box indicating your withdrawal with respect to all of your eligible option grants.

2.	Deliver the completed, signed and dated Election Form to Hélène Delaney by hand delivery to 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, via fax at (514) 397-2537, or via email at hdelaney@birksandmayors.com with the completed, signed and dated Election Form attached to your email.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date.

If you withdraw your election with respect to some or all of your eligible options, you may elect to amend the withdrawn options again at any time before the expiration date. All elections that you withdraw will be deemed not properly submitted for purposes of the offer, unless you properly re-elect to amend such eligible options before the expiration date. To re-elect to amend some or all of your eligible options, you must submit a new Election Form to Birks before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new Election Form must be properly completed, signed and dated after your previously submitted Election Form and must list all eligible options you wish to amend. Any prior Election Form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding.

The delivery of all documents, including any Election Forms, is at your risk. Only documents that are complete, signed and actually received via hand delivery, fax or email by us by the deadline will be accepted. Documents submitted by any other means, including inter-office or U.S. mail (or other post) and FedEx (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by email within two (2) Québec business days of the receipt of your Election Form if you submitted your Election form by fax or email. Birks will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, it is your responsibility to confirm that we have received your Election Form.

6.	Acceptance of options for amendment.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for amendment and amend all eligible options for which elections to amend have been properly submitted and not validly withdrawn before the expiration of this offer. Subject to the terms and conditions of this offer, if your election to amend is properly submitted by you and accepted by us, these eligible options will be amended as of the amendment date, which we anticipate to be April 16, 2010 (but following the expiration of the offer). Promptly following the expiration date and amendment date, we will give oral or written notice to option holders generally of our acceptance for amendment of the eligible options. This notice may be made by email or other method of communication. Subject to our rights to terminate the offer, as discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration of this offer all properly submitted elections to amend that are not validly withdrawn.

We will amend the options on the amendment date. We expect the amendment date to be April 16, 2010 (but following expiration of the offer). The amended options will be subject to an amended option agreement between you and Birks, as well as the terms and conditions of the same Plans under which they were originally granted.

After the expiration date, you will receive your amended option agreement, in accordance with Birks’ customary procedures. Options that we do not accept for amendment will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to amend any options, and we may terminate the offer, or postpone our acceptance and amendment of any options, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.;

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally;

•

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer;

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer; or

•

a tender or exchange offer, other than this offer by us, for some or all of our Class A voting shares, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed, or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding Class A voting shares, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer;

•

any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional Class A voting shares constituting more than 1% of our outstanding Class A voting shares; or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding Class A voting shares that, in our judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for amendment of eligible options;

•	There will have occurred:

•

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Amend);

•	any event or events occur that have resulted in, or are reasonably likely to result in, based on our reasonable judgment, a material adverse change in our business or financial condition;

•	any increase or decrease in the price per share of our Class A voting shares by more than 10% since the close of business on March 18, 2010;

•

any event or events occur that have resulted in, or may result in, based on our reasonable judgment, a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the NYSE Amex, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Birks that have resulted in, or may result in, based on our reasonable judgment, a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	terminate this offer and not amend any options that were submitted for amendment;

•	complete and/or extend this offer and, subject to your withdrawal rights, retain all elections to amend until the extended offer expires;

•	amend the terms of this offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of Class A voting shares underlying the options.

The Birks Class A voting shares that underlie your options are traded on the NYSE Amex under the symbol “BMJ.” The following table shows, for the periods indicated, the high and low closing sales price per share of our Class A voting shares as reported by the NYSE Amex.

	High	Low
Fiscal Year Ended March 29, 2008	$8.46	$3.97
1st Quarter	$8.46	$7.20
2nd Quarter	$7.56	$6.49
3rd Quarter	$6.75	$5.67
4th Quarter	$6.10	$3.97
Fiscal Year Ended March 28, 2009	$4.33	$0.20
1st Quarter	$4.33	$3.06
2nd Quarter	$3.20	$1.50
3rd Quarter	$1.60	$0.30
4th Quarter	$0.66	$0.20
Fiscal Year Ending March 27, 2010 (through March 16, 2010)	$1.43	$0.26
1st Quarter	$0.80	$0.26
2nd Quarter	$0.62	$0.33
3rd Quarter	$1.43	$0.52
4th Quarter (through March 16, 2010)	$1.17	$0.62

On March 16, 2010, the last reported sale price of our Class A voting shares, as reported by the NYSE Amex, was US$0.70 per share.

You should evaluate current market quotes for our Class A voting shares, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of amended options.

Consideration.

We will amend eligible options that you properly elect to have amended and we accept for amendment, subject to the terms and conditions of this offer, as described in Section 2 of this Offer to Amend. Fractional amended options will be rounded down to the nearest whole Birks Class A voting share on a grant-by-grant basis. If we receive and accept for amendment all options eligible to be amended (a total of 159 options to purchase 102,004 Birks Class A voting shares), subject to the terms and conditions of this offer, after amendment, there will be a total of 159 amended options to purchase a total of approximately 13,238 Birks Class A voting shares, or approximately 0.36% of the total Birks Class A voting shares outstanding as of March 16, 2010.

General terms of amended options.

The amended options will be subject to an amended option agreement between you and Birks, as well as the terms and conditions of the same Plans under which they were originally granted. The terms and conditions of the amended options will vary from the terms and conditions of the options that you elected to have amended. The amended options will have a lower exercise price, will be exercisable for a lesser number of our Class A voting shares, will have a new ten-year term, and will be subject to different terms in the event of a Change in Control, Going-Private Transaction, or a liquidation or dissolution of Birks, as described in this Offer to Amend.

The following description summarizes the material terms of the Plans and the amended option agreements. Our statements in this Offer to Amend concerning the 1997 Plan, the 1991 Plan and the amended option agreements are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plans and the amended option agreements. The Plans and forms of amended option agreement thereunder have been incorporated by reference as exhibits to the Schedule TO with which this offer has been filed and are available on the SEC’s website at www.sec.gov. Please contact Hélène Delaney by telephone at (514) 397-2573 or email at hdelaney@birksandmayors.com, to receive a copy of the 1997 Plan, the 1991 Plan and any of the relevant forms of option agreement under the Plans. We will promptly furnish you copies of these documents upon request at our expense.

Equity award plans.

The 1997 Plan, which was adopted effective May 1, 1997 and amended as of June 20, 2000, permitted the granting of stock options. The 1997 Plan will remain in effect until the option awards outstanding under the 1997 Plan terminate or expire by their terms. As of February 28, 2010, the maximum number of Birks Class A voting shares subject to options currently outstanding under the 1997 Plan was approximately 49,817. The 1997 Plan is administered by our board of directors or a committee appointed by our board of directors to serve as administrator. Subject to the other provisions of the 1997 Plan, the administrator of the 1997 Plan has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

The 1991 Plan, which was adopted on April 24, 1991, by the board of directors of Mayors, permitted the granting of stock options. The 1991 Plan will remain effective until the outstanding awards issued under the 1991 Plan terminate or expire by their terms. As of February 28, 2010, the maximum number of Birks Class A voting shares subject to options currently outstanding under the 1991 Plan was approximately 269,699. The 1991 Plan is administered by a committee appointed by our board of directors to serve as administrator. Subject to the other provisions of the 1991 Plan, the administrator of the 1991 Plan has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and vesting schedule.

Exercise price.

The exercise price of an option granted under the Plans generally is determined by the administrator (our board of directors or a committee appointed by our board of directors).

Under the 1997 Plan, the per-share exercise price is required to be no less than the fair market value of a Class A voting share on the date the option was awarded.

Under the 1991 Plan, the exercise price may be any amount above the par value of such share determined in good faith by the committee.

The exercise price per share of the amended options will be equal to the greater of US$1.00 and the closing sale price of our Class A voting shares as reported on the NYSE Amex plus 7% on the amendment date, which is expected to be April 16, 2010.

Vesting and exercisability.

The vesting applicable to an option granted under the Plans generally is determined by the administrator in accordance with the terms of the applicable Plan.

There will be no change in the vesting schedule of your amended options from that of your eligible options before the amendment. Therefore, if all of your options have vested, the amended options will be fully vested.

Amended options will remain exercisable in accordance with the terms and conditions of the same Plans, as applicable, under which the corresponding options were originally granted, and the amended option agreements.

Term to expiration.

Your eligible options will be amended on the amendment date, which is expected to be April 16, 2010. Your amended options will have a maximum term to expiration of 10 years from the amendment date.

Adjustments upon certain events.

Events occurring before the amendment date. Although we are not anticipating any merger or acquisition, if we merge or consolidate with or are acquired by another entity before the expiration of the offer, you may choose to withdraw any election, and your eligible options will be treated in accordance with the relevant Plan and option agreement, as applicable. Further, if we are acquired before the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and your eligible options will not be amended. If we are acquired before the expiration of the offer but we do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer. Under such circumstances, the type of security and the number of shares covered by your amended options would be adjusted based on the consideration per share given to holders of our Class A voting shares in connection with the acquisition. As a result of this adjustment, your amended options may cover more or fewer shares of the acquirer’s common stock than the number of Class A voting shares subject to the eligible options that you elect to amend or than the number you would have received pursuant to the amended options if no acquisition had occurred.

Finally, if another company acquires us or one of our subsidiaries, that company, as part of the transaction or otherwise, may decide to terminate the employment of some or all of the employees of Birks, Mayors or their respective subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the amendment date means that your election to amend eligible options will not be accepted, you will keep your eligible options in accordance with their original terms, and your eligible options will not be amended pursuant to the offer.

Merger. The Plans currently provide that if we merge with or into another company and do not survive such merger, or engage in a similar transaction (i.e., sell a majority of the shares of our capital stock to another person or sell substantially all of our assets), and your eligible options were granted under:

•

the 1997 Plan - such eligible options will become immediately exercisable in full. The administrator will notify applicable option holders that such options are fully vested and exercisable for such period of time as determined by the administrator, and the options will terminate upon the expiration of such period;

•	the 1991 Plan - such eligible options will terminate, except to the extent that any surviving entity agrees to assume the 1991 Plan or the obligations under any options issued under the 1991 Plan.

Liquidation or dissolution. The Plans currently provide that if we liquidate or dissolve, and your eligible options were granted under:

•	the 1997 Plan - such eligible options will become immediately exercisable in full;

•	the 1991 Plan - such eligible options will terminate immediately before we dissolve or liquidate.

Stock split. The Plans currently provide that if the outstanding Class A voting shares are increased or decreased as a result of a stock split, reverse stock split, stock dividend, combination or reclassification of the Class A voting shares, or any other similar transaction, appropriate adjustments will be made to the number and exercise price of Class A voting shares subject to your eligible options.

Events occurring after the amendment date. If we are acquired after your election to amend has been accepted, and your eligible options have been amended, your amended options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of your amended option agreement.

Change in Control. The amended options will contain new provisions relating to a Change in Control. The current provisions governing what happens in the event of a merger will be amended. Generally, a Change in Control under the amended options will occur when:

•

Any person (other than Birks, our subsidiary, or one of our or our subsidiaries’ employee benefit plans or any person or affiliate of such person who beneficially owns securities of Birks representing 50% or more of the combined voting power of Birks) acquires, directly or indirectly, securities representing 50% or more of our combined voting power; or

•	We close on the sale of all or substantially all of our assets, or we merge with or into another corporation.

However, a transfer of securities to a Family Member of an amended option, or to a trust or other entity in which the transferor and his Family Members own 50% of the voting power of the trust or other entity, will not be deemed a Change in Control. In addition, a sale of our assets or a merger with or into any person that beneficially owns securities representing 50% or more of our combined voting power will not be deemed a Change in Control.

The amended options will provide that if we undergo a Change in Control (that is not also a Going Private Transaction), the administrator, in the exercise of its sole discretion, will be entitled to take any of the following actions, or any other action that the administrator, in the exercise of its sole discretion, determines to be fair to you as a holder of amended options:

•

Before a Change in Control occurs, all amended options that are outstanding upon the consummation of the Change in Control will be assumed by, or an equivalent option or right will be substituted by, the successor corporation or a parent or subsidiary of the successor corporation.

•

Before a Change in Control occurs, all amended options that are outstanding, to the extent they are exercisable and vested (including any amended options determined by the administrator, in the exercise of its sole discretion, to have become exercisable and vested in connection with a Change in Control), will be terminated in exchange for a cash payment equal to the Change in Control Price reduced by the exercise price applicable to such amended options. These cash proceeds will be paid to holders of amended options or, if a holder of amended options dies prior to payment, to the estate of the holder of amended options or to a person who acquired the right to exercise the amended options by bequest or inheritance. The Change in Control Price will be determined by our board of directors and means:

•	the highest Fair Market Value of our Class A voting shares within the 60-day period before the board determines the Change in Control Price;

•

the highest price paid or offered for our Class A voting shares, as determined by our board of directors in any Change in Control offer or transaction, at any time within the 60-day period before the board determines the Change in Control Price; or

•	some lower price the board determines to be a reasonable estimate of the fair market value of our Class A voting shares.

•

Before a Change in Control occurs, the holder of amended options will have the right to exercise the amended options. If the administrator makes amended options exercisable in lieu of assumption or substitution in the event of a Change in Control, the administrator will notify holders of amended options that such amended options will be fully exercisable for a period of 15 days from the date of such notice (or such shorter period of time as the administrator determines to be reasonable in the exercise of its sole discretion), and the amended option will terminate upon the expiration of such period.

Going Private. The amended options will include new provisions that will be triggered if we engage in a Going Private Transaction. A Going Private Transaction is:

•

A transaction that is subject to Rule 13e-3 under the Exchange Act. A transaction is subject to Rule 13e-3 if it includes one of the following transactions and the transaction causes us to no longer be listed on a national securities exchange or to have less than 300 stockholders of record:

•	a purchase of our equity securities by us or our affiliates;

•	a tender offer for our equity securities made by us or our affiliates;

•	a solicitation of proxies in connection with:

•	a merger, consolidation, reclassification, recapitalization, reorganization or similar transaction of us or between us and an affiliate;

•	a sale of substantially all of our assets to our affiliates;

•	a reverse stock split of our securities; or

•

We (i) delist our Class A voting shares from the NYSE Amex or they cease to be authorized to be quoted in an automated quotations system operated by a national securities association (ii) terminate our registration under Section 12(g)(4) of the Exchange Act, and (iii) suspend our obligation to file reports pursuant to Section 15(d) of the Exchange Act.

The amended options will provide that if we engage in a Going-Private Transaction, all amended options that are outstanding, to the extent they are exercisable and vested (including any amended options determined by the administrator, in the exercise of its sole discretion, to have become exercisable and vested in connection with a Going-Private Transaction), will remain outstanding after consummation of such transaction and be exercisable for a cash payment instead of Class A voting shares. The cash payment will be equal to the Fair Market Value of the Class A voting shares on the date of exercise reduced by the exercise price applicable to such amended options.

Liquidation or dissolution. The amended options will provide that if we liquidate or dissolve, your amended options will terminate immediately before such liquidation or dissolution. The administrator may, in its sole discretion, declare that your amended options will terminate on a given date fixed by the administrator and give you the right to exercise your amended options.

Stock split. The amended options will provide that if the outstanding Class A voting shares are increased or decreased as a result of a stock split, reverse stock split, stock dividend, combination or reclassification of the Class A voting shares, or any other similar transaction, appropriate adjustments will be made to the number and exercise price of Class A voting shares subject to your amended options.

Registration of Class A voting shares underlying amended options.

All of the Birks Class A voting shares issuable upon exercise of the amended options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are considered an affiliate of Birks for purposes of the Securities Act, you will be able to sell the Birks Class A voting shares issuable upon exercise of your amended options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Amend for a discussion of the U.S. federal income tax consequences of the amended options and corresponding original options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of Canada you should refer to Section 14 of this Offer to Amend. If you are a citizen or resident of another country or of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Transferability of options.

Options generally may not be transferred, other than by will or by the laws of descent and distribution, and only you, your guardian, or your legal representative may exercise your option.

10.	Information concerning Birks.

Our principal executive offices are located at 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, and our telephone number is (514) 397-2501. You should direct questions about this offer to Miranda Melfi by telephone at (514) 397-2509 or email at mmelfi@birksandmayors.com. You should direct requests for additional copies of this Offer to Amend and the other offer documents to Hélène Delaney by telephone at (514) 397-2573, by email at hdelaney@birksandmayors.com, or by mail at our principal executive office address above. Copies will be furnished promptly at Birks’ expense.

We are a leading North American luxury jewelry brand which designs, develops, makes and retails fine jewelry, timepieces, sterling silver and gifts. As of March 17, 2010, we operated 66 luxury jewelry stores, 35 stores under the Birks brand, located in all major cities across Canada, 29 stores under the Mayors brand, located in Florida and Georgia, and two retail locations in Calgary and Vancouver under the Brinkhaus brand. As a luxury jeweler, most of our jewelry products are constructed of 18 karat gold, platinum or sterling silver, with or without precious gemstones, with significant emphasis on quality craftsmanship and distinctive design.

Our predecessor company was founded in Montréal in 1879 and developed over the years into Canada’s premier designer, manufacturer and retailer of fine jewelry, timepieces, sterling and plated silverware and gifts. In addition to being a nationwide retailer with a strong brand identity, we are also highly regarded in Canada as a designer and maker of jewelry and a provider of recognition programs, service awards and business gifts. We believe that operating our stores under the Birks and Mayors brands, distinguishes us from many competitors because of our longstanding reputation and heritage of being trustworthy, offering only the highest standard of quality and craftsmanship and products, our ability to offer distinctively designed, exclusive products, a large selection of distinctive high quality merchandise at many different price points, and by placing a strong emphasis on providing a superior shopping experience to our clients.

We generated revenue of $270.9 million with a net loss of $61.0 million during the fiscal year ended March 28, 2009. As of September 26, 2009, we had an accumulated deficit of $57.3 million. Net cash used in operating activities was $31,000 during fiscal 2009.

The financial information included in our annual report on Form 20-F for the fiscal year ended March 28, 2009 and our report on Form 6-K for the month of November, 2009, is incorporated herein by reference. Please see Section 17 of this Offer to Amend titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $2.10 on September 26, 2009 (calculated using the book value as of September 26, 2009 of $23.9 million, divided by the number of outstanding Birks Class A and Class B voting shares as of September 26, 2009).

Our ratio of earnings to fixed charges for our fiscal years ended March 28, 2009 and March 29, 2008 and the 26-week period ended September 26, 2009 are set forth in Schedule B. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rental expense.

11.	Interests of directors, executive officers and controlling persons; transactions and arrangements concerning the options.

A list of our directors, executive officers and controlling persons is attached to this Offer to Amend as Schedule A. Our executive officers are eligible to participate in this offer.

As of February 28, 2010, our executive officers and directors (16 persons) as a group held unexercised and outstanding options, which were granted either under our Plans or outside of the Plans, to purchase a total of 738,486 of our Class A voting shares, which represented approximately 78.3% of the Class A voting shares subject to all options outstanding under the Plans and outside of the Plans as of that date.

The following tables below set forth the beneficial ownership of each of our executive officers, directors and controlling persons of outstanding options, which were granted either under the Plans or outside of the Plans, as of February 28, 2010. The percentages in the tables below are based on the total number of outstanding options to purchase Class A voting shares, which was 943,065 as of February 28, 2010.

Name	Position	Number of Shares Covered by Outstanding Options Granted	Percentage of Total Outstanding Options Granted
Dr. Lorenzo Rossi di Montelera	Chairman of the Board of Directors	9,346	*
Thomas A. Andruskevich	President, Chief Executive Officer and Director	639,546	67.82%
Gérald Berclaz	Director	—	—
Emily Berlin	Director	869	*
Shirley A. Dawe	Director	—	—
Elizabeth Eveillard	Director	1,738	*
Ann Spector Lieff	Director	1,738	*
Peter R. O’Brien	Director	5,000	*
Louis L. Roquet	Director	—	—
Joseph A. Keifer III	Executive Vice President and Chief Operating Officer	48,875	5.18%
Michael Rabinovitch	Senior Vice President and Chief Financial Officer	—	—
Aida Alvarez	Senior Vice President, Merchandising	10,027	1.06%
Albert J. Rahm, II	Senior Vice President, Retail Store Operations	—	—
John C. Orrico	Senior Vice President and Chief Supply Chain Officer	9,347	*
Hélène Messier	Senior Vice President, Human Resources	12,000	1.27%
Miranda Melfi	Group Vice President, Legal Affairs & Corporate Secretary	—	—
Goldfish Trust	Major Shareholder	—	—
Montrovest B.V.	Major Shareholder	—	—
Rohan Private Trust Company Limited	Major Shareholder	—	—

*	Less than 1%

We entered into an Amendment to Employment Agreement with our chief executive officer, Thomas Andruskevich dated March 16, 2010, to cancel the outstanding options for 509,121 Class A voting shares at exercise prices ranging from CDN$6.00 to CDN$7.00 per share held by Mr. Andruskevich, including the anti-dilutive feature, referenced in his employment agreement dated April 16, 2008. In addition, we entered into an Amendment to Employment Agreement with Mr. Andruskevich dated March 16, 2010 granting a new stock option providing Mr. Andruskevich the right to purchase 242,944 Class A voting shares at an exercise price equal to US$1.00 per share. This amendment also provides that in the event of a going-private transaction, the new option will remain outstanding and will be exercisable for a cash payment instead of Class A voting shares. The cash payment will be equal to the fair market value of the Class A voting shares on the date of exercise reduced by the exercise price applicable to such new option.

We also entered into an Amendment to the Stock Appreciation Rights Agreement with Mr. Andruskevich dated March 16, 2010 and an Amendment to the Stock Appreciation Rights Agreement with Mr. Michael Rabinovitch, our chief financial officer, dated March 16, 2010, relating to the amendment of certain outstanding stock appreciation rights held by such individuals. The amended stock appreciation rights (the “Amended Executive SARs”), have the same terms as the existing stock appreciation rights except that there has been a reduction in the exercise price from US$6.21 to US$1.00 per share, a reduction in the number of Class A voting shares that are subject to the Amended Executive SARs (from 86,950 to 17,390 Class A voting shares for Mr. Andruskevich and from 21,737 to 4,347 Class A voting shares for Mr. Rabinovitch), and a new ten year term.

The Amended Executive SARs also provide that:

•	in the event of a change in control, the administrator will be entitled to take any action that the administrator determines to be fair to the option holder;

•

in the event of a liquidation or dissolution, the Amended Executive SARs will terminate immediately prior to such liquidation or dissolution and the administrator may declare that the Amended Executive SARs will terminate on a given date and give the holder the right to exercise his Amended Executive SARs; and

•

in the event of a going-private transaction, the Amended Executive SARs will remain outstanding and will be exercisable for a cash payment instead of Class A voting shares. The cash payment will be equal to the fair market value of the Class A voting shares on the date of exercise reduced by the exercise price applicable to such Amended Executive SARs.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of ours, were engaged in transactions involving options to purchase our Class A voting shares, or in transactions involving our Class A voting shares during the past sixty (60) days before and including the commencement date of this offer.

12.	Accounting consequences of the offer.

Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the amended options have a greater value than the original options. The offer with respect to all eligible options is considered a modification of those options amended in the offer for financial reporting purposes. As a result, Birks will record any incremental compensation expense calculated as any increase in the fair value of the modified options, compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. For example, assuming all outstanding options are amended and the exercise price is US$1.00, Birks would record an incremental compensation expense of approximately US$5,000.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment of options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE Amex listing requirements that would be required for the amendment of the options as contemplated herein. Since we are a foreign company, NYSE Amex has granted us an exemption pursuant to Section 110 of the Amex Company Guide from its shareholder approval requirements that would otherwise be applicable with respect to the amendment of the eligible options pursuant to the terms of this Offer to Amend. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept elections to amend eligible options, and to amend the options, is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from amending options, or required to obtain a license or regulatory permit or make any other filing before amending options on the amendment date, we will not amend any options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the amendment, but if the amendment is prohibited or seems not feasible to be made on the amendment date, we will not amend any options, and you will not receive any other benefit for the options you elect to amend.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the offer for those holders of options subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each option holder will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the personal tax consequences to you of participating in this offer. Eligible option holders located in Canada are subject to the tax laws applicable in that jurisdiction. Schedule C to this Offer to Amend sets forth a summary of the relevant tax laws applicable in Canada.

Tax consequences applicable to eligible options that are amended pursuant to the offer.

The following describes what we believe will be the U.S. federal income tax treatment of eligible options that are amended pursuant to the offer.

Acceptance of Offer and Amendment of Option. If you accept the offer, there should be no taxable event at the time of your acceptance or at the time that your eligible option is amended.

Exercise of Amended Option. If you exercise the amended option, generally, you will recognize ordinary income in an amount equal to the excess of the fair market value of the purchased Class A voting shares at the time of exercise over the exercise price payable for those Class A voting shares (as amended). We are required to withhold income and employment taxes with respect to the income that you recognize.

Sale of Class A Voting Shares. The subsequent sale of any Class A voting shares that you acquire upon exercise of your amended option will result in capital gain or loss to you in an amount equal to the excess of the sale proceeds over the fair market of our Class A voting shares on the date of exercise. The gain or loss will be long-term if the Class A voting shares have been held for more than one year after the date of exercise and otherwise will be short-term.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance of any elections to amend. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections until such extended expiration date. In the case of an extension, we will send an email or other form of communication no later than 9:00 a.m., Eastern Standard Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and amendment of any options elected to be amended if any of the events listed in Section 7 of this Offer to Amend occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options elected to be amended is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders, or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before expiration of the offer, that particular grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option that you elected to amend before the originally scheduled expiration of the offer expires after the originally scheduled expiration date, but before the actual expiration date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer, or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be amended through this offer.

17.	Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to amend your options:

1.	Our annual report on Form 20-F for our fiscal year ended March 28, 2009, filed with the SEC on July 6, 2009; and

2.	Our report on Form 6-K for the month of November, 2009, filed with the SEC on November 18, 2009.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Hélène Delaney by mail at Birks & Mayors Inc., 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, by telephone at (514) 397-2573 or by email at hdelaney@birksandmayors.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information included in our Annual Report on Form 20-F for the fiscal year ended March 28, 2009, and our Report on Form 6-K for the month of November, 2009, is incorporated herein by reference. Attached as Schedule B to this Offer to Amend is a summary of our financial statements included in our Annual Report on Form 20-F for the fiscal year ended March 28, 2009, and in our Form 6-K for the month of November, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to amend your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Birks & Mayors Inc.
March 18, 2010

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS,

DIRECTORS AND CONTROLLING PERSONS OF BIRKS & MAYORS INC.

The directors, executive officers and controlling persons of Birks & Mayors Inc. are set forth in the following table:

Name	Position and Offices Held
Dr. Lorenzo Rossi di Montelera	Chairman of the Board of Directors
Thomas A. Andruskevich	President, Chief Executive Officer and Director
Gérald Berclaz	Director
Emily Berlin	Director
Shirley A. Dawe	Director
Elizabeth Eveillard	Director
Ann Spector Lieff	Director
Peter R. O’Brien	Director
Louis L. Roquet	Director
Joseph A. Keifer III	Executive Vice President and Chief Operating Officer
Michael Rabinovitch	Senior Vice President and Chief Financial Officer
Aida Alvarez	Senior Vice President, Merchandising
Albert J. Rahm, II	Senior Vice President, Retail Store Operations
John C. Orrico	Senior Vice President and Chief Supply Chain Officer
Hélène Messier	Senior Vice President, Human Resources
Miranda Melfi	Group Vice President, Legal Affairs and Corporate Secretary
Goldfish Trust	Major Shareholder
Montrovest B.V.	Major Shareholder
Rohan Private Trust Company Limited	Major Shareholder

The address of each executive officer and director is: c/o Birks & Mayors Inc., 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4.

The address of Goldfish Trust and Rohan Private Trust Company Limited is c/o Bermuda Trust Company Ltd., Compass Point, 9 Bermudiana Road, Hamilton, HM 11, Bermuda.

The address of Montrovest B.V. is 1076 AZ Amsterdam, Locatellikade 1, The Netherlands.

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SCHEDULE B

SUMMARY FINANCIAL STATEMENTS OF BIRKS & MAYORS INC.

	Twenty-Six Week Periods Ended		Year Ended
(in thousands, except per share data)	September 26, 2009	September 27, 2008	March 28, 2009	March 29, 2008
Summary of consolidated statements of operations:
Revenues	$102,222	$133,587	$270,896	$314,745
Gross profit	43,478	60,265	115,599	146,475
Net income (loss)	(12,921)	(3,962)	(60,979)	10,433
Net income (loss) per common share—diluted	(1.13)	(0.35)	(5.38)	0.38

		September 26, 2009	March 28, 2009	March 29, 2008
Summary of consolidated balance sheets:
Total current assets		$172,845	$171,015	$206,853
Total non-current assets		35,111	35,116	84,995
Total current liabilities		132,360	124,059	170,176
Total non-current liabilities		51,662	47,104	28,800
Total stockholders’ equity		23,934	34,968	92,872
Stockholders’ equity (book value)—per share		$2.10	$3.07	$8.23

	Twenty-Six Week Periods Ended		Year Ended
	September 26, 2009	September 27, 2008	March 28, 2009	March 28, 2009
Ratio of earnings to fixed charges	(0.30)%	0.30%	(0.49)%	1.03%

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SCHEDULE C

A GUIDE TO ISSUES FOR CANADIAN EMPLOYEES

The following is a discussion of the material tax consequences in Canada of participating in the Offer to Amend Certain Outstanding Options (the “Offer”) dated March 18, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time you exercise the amended options, or you sell shares acquired at exercise of the amended options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information1

Acceptance of Offer and Amendment of Options

If you accept the Offer, there should be no taxable event at the time of your acceptance or at the time that your eligible option is amended.

Exercise of Amended Options

Subject to the deferral provisions discussed in the below, you will be subject to income tax when you exercise the amended options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax (i.e., you can permanently exclude one-half of the spread from the taxable amount). You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of your amended options.

You can defer the tax on the spread at exercise only on the first CDN$100,000 worth of amended options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the options was granted. Regardless of whether the deferral applies, you will be subject to Canada/Québec Pension Plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.

Sale of Shares

When you sell the shares acquired at exercise, you will be subject to tax on any capital gains you may realize. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise plus any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

[1]	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the Offer under provincial tax laws.

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If you own other shares of Birks, which you have acquired upon exercise of other options, your adjusted cost base may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred amended options benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your amended options.

Your employer will also withhold income tax on the taxable amount at the time of exercise. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred amended options income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling.

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